Exhibit 5.1

                        [Letterhead of Johnson & Johnson]



                                                               November 29, 2001



Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933

Dear Ladies and Gentlemen:

          I am Associate General Counsel of Johnson & Johnson, a New Jersey corporation (the "Company"), and I am familiar with the Post-Effective Amendment No. 1 on Form S-8 to Amendment No. 3 to the Registration Statement on Form S-4 (Registration No. 333-67370) (as so amended, the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 2,758,151 shares of common stock, par value $1.00 per share, of the Company ("Company Common Stock"), which will be issuable upon the exercise of stock options granted under the Selfcare, Inc. Employee Stock Purchase Plan, the Selfcare, Inc. 1992 Stock Plan, the Selfcare, Inc. 1994 Incentive and Nonqualified Stock Option Plan, the Selfcare, Inc. Amended and Restated 1996 Stock Option and Grant Plan, the Stock Option Grants to Keith May, Jerome McAleer and David Scott, the Inverness Medical Technology, Inc. Amended and Restated 2000 Stock Option and Grant Plan, the Integ Incorporated (formerly Inomet, Inc.) 1990 Incentive and Stock Option Plan, the Integ Incorporated (formerly Inomet, Inc.) 1991 Incentive and Stock Option Plan, the Integ Incorporated 1994 Long-Term Incentive and Stock Option Plan and the Integ Incorporated 1996 Directors' Stock Option Plan (collectively, the "Plans"), which have been assumed by the Company in connection with the merger of Sunrise Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), with and into Inverness Medical Technology, Inc., a Delaware corporation ("Inverness"), pursuant to the terms of the Agreement and Plan of Split-off and Merger dated as of May 23, 2001, among the Company, Merger Sub and Inverness.

          I have reviewed the Company's Restated Certificate of Incorporation and By-laws and such other corporate records of the Company and documents and certificates of public officials and others as I have deemed necessary as bases for the opinion hereinafter expressed. I am licensed to practice law in the State of New Jersey, the jurisdiction of incorporation of the Company, and the opinion hereinafter expressed is based solely on the internal laws of the State of New Jersey.

          Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock covered by the Registration Statement when issued upon the exercise of stock options under the Plans will be duly authorized, validly issued, fully paid and nonassessable.

          I hereby consent to the use of my name under the caption "Interests of Named Experts and Counsel" in the Registration Statement and to the use of this opinion as an Exhibit to the Registration Statement.


                                             Very truly yours,


                                             /s/ Joseph S. Orban
                                             -----------------------------------
                                             Name:   Joseph S. Orban
                                             Title:  Associate General Counsel